Exhibt 5.1

                                October 30, 1998


The Board of Directors
Pacific Aerospace & Electronics, Inc.


Dear Sirs:

     We have acted as counsel for Pacific Aerospace & Electronics, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration for resale of up to (a) 3,000,000 shares of the Company's Common Stock which are issuable upon conversion of the Company's Series B Convertible Preferred Stock (the "Conversion Shares") and (b) up to 236,109 shares of Common Stock (the "Warrant Shares"), that are issuable upon the exercise of warrants to purchase shares of the Company's common stock (the "Warrants"). We have reviewed the corporate actions of the Company in connection with this matter, and we have examined such documents as we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Washington;

     2. The Conversion Shares have been duly authorized, and, when issued in accordance with the Company's Articles of Incorporation, the Conversion Shares will be legally issued, fully paid and nonassessable; and

     3. The Warrant Shares have been duly authorized and, when issued in accordance with the Warrants, the Warrant Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ STOEL RIVES LLP

                                       STOEL RIVES LLP